Exhibit 2.2

ARTICLES OF AMENDMENT

FOR

DESIGNATION OF SERIES A PREFERRED STOCK

AND

AUTHORIZED NUMBER OF SHARES INCREASE

OF

INVEST INC.

It is hereby certified that:

1.    The name of the corporation is Invest Inc. (the “Company”).

2.    The Articles of Incorporation of the Company authorize the issuance of 25,000,000 shares of blank check Preferred Stock, $0.001 par value, and expressly vest in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.    The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock and an increase in the number of authorized shares of the Company and amending Section V of their Articles of Incorporation as follows:

RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges, and restrictions relating to the Series A Preferred Stock as follows:

3.1    Authorized Shares. The total number of shares which the Company is authorized to issue is 85,000,000, consisting of 60,000,000 shares of common stock, having a par value of $0.001 (the “Common Stock”), and 25,000,000 shares of blank check preferred stock, having a par value of $0.001 (the “Preferred Stock”).

3.2    Designation of Series A Preferred Stock. These Articles of Amendment designate a series of Preferred Stock, designated as “Series A Preferred Stock” and consisting of 5,000,000 shares (the “Series A Preferred Stock”). A statement of the powers, rights, preferences, privileges, and restrictions granted to or imposed upon this series of the shares of capital stock and/or the holders thereof is as follows:

3.2.1    Voting. The holders of shares of Series A Preferred Stock shall not have any voting rights other than as required by applicable law.

3.2.2    Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

(a)    Voluntary Conversion. Subject to and upon compliance with the provisions of this Section 3.2.2, a holder of any shares of Series A Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Series A Conversion Price (as hereinafter defined) in effect on the Series A Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, in each case to the extent that, after giving effect to such conversion, such holder would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder. The express purpose of this provision is to preclude any holder’s ownership of any shares of Series A Preferred Stock from causing such holder to become subject to the reporting and liability provisions of Section 13 (d) or Section 16(a) and 16(b) of the Securities Exchange Act of 1934, including pursuant to Rule 16a-2 promulgated by the Securities and Exchange Commission (the “Commission”), and this provision shall be interpreted according to such express purpose.

(b)    Series A Conversion Price. Each share of Series A Preferred Stock shall be converted into that number of shares of Common Stock as is determined by dividing $0.20 by the Series A Conversion Price (as defined below) in effect on the Series A Conversion Date (as defined below) (the “Conversion Rate”). The Conversion Price shall initially be $0.20 for shares of Series A Preferred Stock (the “Series A Conversion Price”). The Series A Conversion Price shall be subject to adjustment as set forth in subsection 3.2.2(e) below. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

(c)    Mechanics of Conversion. A holder of any shares of Series A Preferred Stock may exercise the conversion right specified in subsection 3.2.2(a) as to any part thereof by surrendering to the Company or its transfer agent the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby.

Conversion of the Series A Preferred Stock shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made under subsection 3.2.2(a), and such date is referred to herein with respect to the Series A Preferred Stock as the “Series A Conversion Date.” Subject to the provisions of subsection 3.2.2(e)(8), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Company or its transfer agent in the case of conversions pursuant to subsection 3.2.2(c)) the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and any dividends on the Series A Preferred Stock which such holder is entitled to receive, but has not yet received.

Subject to the provisions of subsection 3.2.2(e)(8), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Series A Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to subsection 3.2.2(a)), the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d)    Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered by such holder. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall round such fraction to the nearest whole share (such that any fraction equal or greater than one-half shall be rounded up and any fraction less than one-half shall be rounded down) and shall issue such additional share, if any, after such rounding.

(e)    Conversion Price Adjustments for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(1)    Common Stock Issued at a Price Less than the Series A Conversion Price. If the Company shall issue Additional Stock (as defined below) without consideration or for a consideration per share less than the initial Conversion Price for the Series A Preferred Stock in effect immediately prior to such issuance, then the Conversion Price for such series in effect immediately prior to each such issuance shall immediately be reduced to the price (calculated to the nearest one thousandth of a cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be an amount equal to the sum of (x) the number of shares of Common Stock deemed outstanding immediately prior to such issuance (after giving effect to the conversion of the Series A Preferred Stock in effective immediately prior to such issuance) and (y) the number of shares of Common Stock that the aggregate consideration, if any, received by the Company upon such issuance would purchase at such Series A Conversion Price, (B) and the denominator of which shall be the sum of (xx) the total number of shares of Common Stock deemed outstanding immediately prior to such issuance (which includes the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the Series A Conversion Price in effect immediately prior to such issuance of shares of Additional Stock) and (yy) the number of shares of Additional Stock so issued.

(2)    Percentage Protection. In any case to which Sections 3.2.2 (e)(1)(3)(4)(5) and (6) hereof are not applicable, if the Company shall issue or sell Additional Stock after the issuance of Series A Preferred Stock, then the Conversion Price shall simultaneously with such issuance or sale be reduced and the number of shares of Common Stock issuable upon conversion hereof shall be increased so that the percentage of the Company represented by the shares of Common Stock issuable upon conversion shall be not reduced as a result of such issuance or sale.

No adjustment shall be made to the Conversion Price pursuant to Section 3.2.2 (b) in connection with the issuance of Additional Stock issued in any of the transactions described in Sections 3.2.2 (e)(3)(4)(5)(6) and (7) hereof for stock dividends, additional stock, combination of stock, capital reorganization or reclassification, or merger or consolidation.

Notwithstanding any provision in this Section 3.2.2 (e)(2) to the contrary and without limitation on any other provision contained in this Section 3.2.2 (e)(2), in the event any securities of the Company (other than the Series A Preferred Stock, the “Modified Securities”), are amended or otherwise modified by operation of its terms or otherwise (including, without limitation, by operation of such Modified Securities’ anti-dilution provisions) in any manner whatsoever that results in (i) the reduction of the exercise, conversion, or exchange price of such Modified Securities payable upon the exercise for, or conversion or exchange into, shares or other securities exercisable for, or convertible or exchangeable into, shares or (ii) such Modified Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or dollar amount of such Modified Securities which are, in turn exercisable for, or convertible or exchangeable into, shares, or (B) more shares, then such amendment or modification shall be treated as if the Modified Securities which have been amended or modified have been terminated and new securities have been issued with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with Section 3.2.2 (b), but in no event shall the Conversion Price be greater than it was immediately prior to the application of this Section 3.2.2 (e)(2) to the transaction in question. On the expiration or termination of any such amended or Modified Securities for which adjustment has been made pursuant to the operation of the provisions of this Section 3.2.2 (e)(2), without such Modified Securities having been exercised, converted, or exchanged in full pursuant to their terms, the adjusted Conversion Price shall be appropriately readjusted in the manner specified in this Section 3.2.2 (e)(2).

For the purposes of any adjustment to the Series A Conversion Price pursuant to Sections 3.2.2(e)(1) and (2), the following provisions shall be applicable:

(A)    Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(B)    Consideration Other Than Cash. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, including securities acquired in exchange therefor, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined in good faith by the Board of Directors.

(C)    Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exercisable) or (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), other than options, warrants, rights or convertible or exchangeable securities which are, or when exercised or converted, would not constitute Additional Stock as defined in Section 3.2.2(e)(4), the following provisions shall apply:

i.    the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in sub-sections (A) and (B) above), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

ii.    the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities and the exercise of any related options, warrants or rights (the consideration in each case to be determined in the manner provided in subsections (A) and (B) above);

iii.    on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price for such series as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or securities not converted or exchanged prior to such change, upon the basis of such change;

iv.    on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price for any series shall have been adjusted upon the issuance thereof, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or securities on the basis of the issuance of only the number of shares of Common

Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and

v.    if the Conversion Price for any series shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise thereof; provided, however, that no increase in the Conversion Price for any series shall be made pursuant to subsections (i) or (ii) of this Section 3.2.2(e)(1)(C).

(3)    Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Preferred Stock is increased by a stock dividend or other distribution on Common Stock payable in shares of Common Stock or by a subdivision, split-up or reclassification of outstanding shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Series A Conversion Price shall be appropriately reduced so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which he or she would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

(4)    Additional Stock. “Additional Stock” shall mean any shares of Common Stock or Common Stock equivalents issued (or deemed to have been issued pursuant to Section 3.2.2(e)(1)(C) by the Company after the date of original issuance of the Series A Preferred Stock), other than securities issued by the Company (a) pursuant to stock options or awards of stock granted to the Company’s officers, directors, employees, consultants and advisors pursuant to an equity plan or arrangement that is approved by the Company’s Board of Directors; (b) upon conversion of the Series A Preferred Stock; (c) in connection with acquisition transactions approved by the Board of Directors; (d) to financial institutions or to lessors in connection with commercial credit arrangements, equipment financings or similar transactions entered into for primarily non-equity financing purposes and approved by the Board of Directors; (e) in connection with strategic transactions entered into for primarily non-equity financing purposes approved by the Board of Directors; and (f) shares of capital stock of the Company issued with the affirmative vote of at least 50% of the then outstanding shares of Series A Preferred Stock and approval of the Board of Directors.

(5)    Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Preferred Stock is decreased by a combination or reclassification of the outstanding shares of Common Stock, then, immediately after the effective date of such combination or reclassification, the Series A Conversion Price shall be appropriately increased so that the holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock which he or she would have owned immediately following such action had such shares of Series A Preferred Stock been converted immediately prior thereto.

(6)    Capital Reorganization or Reclassification. If the Common

Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this subsection 3.2.2(e)), then in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(7)    Merger or Consolidation. If at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding shares of the Company for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the acquiring Company resulting from such acquisition, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such acquisition. In any such case appropriate adjustments shall be made in the application of the provisions of this subsection 3.2.2(e) with respect to the rights of the holders of the Series A Preferred Stock after such acquisition to the end that the provisions of this subsection 3.2.3(e) (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(8)    Rounding of Calculations; Minimum Adjustment. All calculations under this subsection (e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.

(9)    Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subsection 3.2.2(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment; provided that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(10)    Waiver of Anti-Dilution Rights. Holders of a majority of the shares of Series A Preferred Stock that are entitled to receive the rights and benefits of this Section 3.2.2(e) may waive such rights and benefits by delivering a written notice to the Company indicating such intent.

(11)    Termination of Anti-Dilution Rights. The rights of benefits of this Section 3.2.2(e) shall automatically and immediately terminate upon an initial public offering of securities of the Company pursuant to a registration statement filed with the Commission and declared effective pursuant to the Securities Act of 1933, upon completion of which the Company has a class of stock registered under the Securities Exchange Act of 1934 and that stock is listed or quoted on a stock exchange or quotation system.

(f)    Statement Regarding Adjustments. Whenever the Series A Conversion Price shall be adjusted as provided in subsection 3.2.2(e), the Company shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder) and the Series A Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Company’s records. Each such statement shall be signed by the Company’s independent public accountants. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subsection 3.2.2(g) below.

(g)    Notice to Holders. In the event the Company shall propose to take any action of the type described in clause (1), (2), (3), (4), (5) or (6) of subsection 3.2.2(e), the Company shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in subsection 3.2.2(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(h)    Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Company upon conversion of any shares of Series A Preferred Stock; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(i)    Reservation of Shares. The Company shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(j)    Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed on such exchange or automated quotation system, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(k)    Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will be, upon issuance by the Company, duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Series A Conversion Price to be less than the par value, if any, of the Common Stock).

3.2.3    Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, any distributions shall be made to the holders of the common stock and the holders of the Series A Preferred Stock at the time outstanding in pari passu.

3.2.4    Redemption. The Company shall have no obligation to redeem the Series A Preferred Stock, in whole or in part.

3.2.5    Dividends. Series A Preferred Shareholders are only entitled to dividends when, as, and if declared by the Board of Directors.

3.2.6    Retirement of Shares. Shares of Series A Preferred Stock which have been issued and have been converted, redeemed, repurchased, or reacquired in any manner by the Company shall be returned to authorized but undesignated, unissued shares of Preferred Stock of the Company.

3.2.7    General Provisions.

(a)    The term “Person” as used herein means any Company, partnership, trust, organization, association, other entity or individual.

(b)    The term “outstanding,” when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary.

(c)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them in accordance with generally accepted accounting principles.

(d)    The headings of the sections, subsections, clauses, and subclauses herein are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.

(e)    The word “days” refers to calendar days unless otherwise specifically indicated.

(f)    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates evidencing shares of Series A Preferred Stock and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of such certificates, the Company will issue, in lieu thereof, a new certificate of like tenor.

The statements contained in the foregoing were adopted by Resolution of the Board of Directors of the Company to create and designate the Series A Preferred Stock and fixing the number, voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof, and upon the effective date of such series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Section 17-16-601 of the Wyoming Business Corporation Act and of the Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on January 14, 2022.

/s/ Garret Eamer

By: Garrett Eamer

Its: Secretary

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